EXHIBIT 99.1

China Recycling Energy Corp. Reports Second Quarter 2008
Financial Results

- Teleconference to Be Held Thursday, August 21, 2008 at 8:30 a.m. EDT -

XI’AN, China, August 20, 2008 - China Recycling Energy Corp. (OTCBB: CREG) (“CREG” or “the Company”), a leading industrial waste-to-energy solution provider in China, today announced its second quarter 2008 financial results for the three months ended June 30, 2008.

Financial Results Overview

During the second quarter of 2008, the Company generated sales of US$2.6 million, all of which came from leasing of energy-saving equipment in China. The Company had no sales in the same period of 2007 due to changing of its business type in the first quarter of 2007.

Gross profit for the second quarter of 2008 was US$783,807, compared with zero in the same period of 2007. Gross margin was 30.0%, compared with zero in the same period of 2007.

Interest income from sales-type leases for energy-saving equipment was US$574,775, compared with US$148,150 in the same period of 2007.

"The results of the second quarter prove to us our sales-type leasing business model is working and our revenue is expanding," said Mr. Guangyu Wu, CEO of CREG. "The two new projects that came into operation in April and May have started to generate rental income, albeit in small amounts as the second-quarter results only reflect less than two months of their revenue contribution. They are expected to join our three existing top-gas recovery turbine (“TRT”) projects in full contribution starting in the third quarter. In addition, we expect to launch one more TRT and two cement heat power generation projects by October this year.”

Mr. Wu continued, “With the continued policy emphasis in China on energy efficiency and environmental consciousness, we reaffirm our 2008 and 2009 guidance.”

General and administrative expenses were US$855,169 for the second quarter ended June 30, 2008, compared with US$86,501 in the same period of 2007. The increase was mainly attributable to changing of business type and accrued compensation expense of $307,289 for stock options to employees in the second quarter. Effective June 25, 2008, the Company cancelled all vested shares and accepted Optionees’ forfeiture of any unvested shares underlying the currently outstanding options. Therefore, expenses related to stock options will no longer be recorded after June 25, 2008.

Operating income was US$503,413 in the second quarter of 2008, compared with US$61,649 in the same period of 2007.

Total non-operating expenses were US$503,469 in the second quarter of 2008, compared with non-operating income of US$208,968 in the same period of 2007. This increase was mainly due to accrued interest expense of approximately US$589,041 on amortized beneficiary conversion feature for the convertible note in the second quarter prior to the rescission date of June 26, 2008. This non-cash charge is one-time and will no longer occur in the future.

Net loss for the second quarter of 2008 was US$317,636, or US$0.01 loss per diluted share, compared with net income of US$219,181, or US$0.01 earnings per diluted share, in the same period of 2007. The decrease in net income (loss) was mainly due to income tax expenses of US$317,551, compared with US$51,436 in the same period of 2007.

Excluding the stock-based compensation expense of US$307,289 and the amortization of beneficiary conversion feature for the cancelled convertible note of US$ 589,041, pro forma net income for the quarter was US$578,723.

Balance Sheet

The Company’s balance sheet at June 30, 2008 included cash and cash equivalents of US$7.0 million, compared with US$1.6 million at December 31, 2007. Total investments in sales-type leases were US$9.1 million, compared to US$9.0 million at December 31, 2007. Net working capital increased to US$12.8 million from US$7.0 million at December 31, 2007. Total shareholders' equity was US$29.0 million, compared with US$17.3 million at December 31, 2007.

Update on Recent Projects

The Company is expecting to complete by October 2008 the construction of a 1,080-cubic-meter blast furnace for the third phase of Zhangzhi Steel Co., Ltd.’s top-gas recovery turbine project in Shanxi Province. The total contract price is approximately US$4.4 million. This project is expected to produce 45-million KW/h annual energy output upon completion.

In addition, the Company is expecting to complete by October 2008 the construction of two sets of 12MW pure low-temperature power generator systems for Shaanxi Province-based cement manufacturer Shenwei Group. The project will have an estimated annual power generated capacity of 180-million KW/h once the two systems are put into operation. The Company is using the BOT (build, operate, transfer) model to build and operate the systems. The operation period will be five years. During the operation period, Shenwei Group will pay the Company the monthly electricity fee based on the actual power generated by the systems at RMB 0.4116 per KW/h as agreed.

As of August 15, 2008, the Company had five waste-to-energy projects in operation servicing Chinese steel and cement factories.

Full Years 2008 and 2009 Guidance

The Company expects revenues for the 2008 year to be in the range of US$17 million to US$19 million and net income, excluding non-cash items, in the range of US$4.5 million to US$5 million.

The Company expects revenues for the 2009 year to be in the range of US$33 million and US$36 million, with net income, excluding non-cash items, of approximately US$10 million.

These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

The Company will host a conference call on Thursday, August 21, 2008, at 8:30 a.m. Eastern Daylight Time / 8:30 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-8035 (North America) or +1-201-689-8035 (International) 10 minutes before the call start time.

A replay of the call will be available through Thursday, August 28, 2008 at 11:59 p.m. Eastern Daylight Time. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number: 286 and conference ID number: 294872.

About China Recycling Energy Corp.

China Recycling Energy Corp. (OTCBB: CREG.OB) (“CREG” or “the Company”) is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Tel: +86-29-8765-1096
Email: tch@creg-cn.com

In the U.S.:
Mr. Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com

FINANCIAL TABLES TO FOLLOW

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	AS OF	AS OF
	JUNE 30,	DECEMBER 31,
	2008	2007
	(UNAUDITED)	(AUDITED)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$7,001,594	$1,634,340
Accounts receivable	867,473	—
Investment in sales type leases, net	1,247,448	1,081,981
Interest receivable	—	144,262
Prepaid equipment rent	9,479,730	—
Other receivables	57,828	32,902
Inventory	10,497,157	9,870,315
Total current assets	29,151,230	12,763,800

NON-CURRENT ASSETS
Investment in sales type leases, net	7,918,642	7,933,780
Advance for equipment	2,624,930	2,467,579
Property and equipment, net	83,133	—
Construction in progress	5,613,063	—
Intangible assets, net	—	6,169
Total non-current assets	16,239,768	10,407,528
TOTAL ASSETS	45,390,998	23,171,328

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	6,963,837	2,298,201
Tax payable	855,615	534,522
Accrued liabilities and other payables	3,521,508	2,565,726
Advance from management	—	71,508
Convertible notes, net of discount due to beneficial conversion feature	5,000,000	315,068
Total current liabilities	16,340,960	5,785,025

ACCRUED INTEREST ON CONVERTIBLE NOTES	42,466	63,014

CONTINGENCIES AND COMMITMENTS

MINORITY INTEREST	16,095	15,080

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,425,094 and 25,015,089 shares issued and outstanding as of June 30, 2008 and December 31, 2007,respectively	36,425	25,015
Additional paid in capital	30,251,407	19,070,908
Statutory reserve	926,328	832,467
Accumulated other comprehensive income	2,828,735	1,718,260
Accumulated deficit	(5,051,418)	(4,338,441)
Total stockholders' equity	28,991,477	17,308,209
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	45,390,998	23,171,328

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	FOR THE SIX MONTHS		FOR THE THREE MONTHS
	ENDED JUNE 30,		ENDED JUNE 30
	2008	2007	2008	2007
Revenue
Sales of products	$—	$4,781,163	$—	$—
Rental income	2,616,416	—	2,616,416	—
Totalrevenue	2,616,416	4,781,163	2,616,416	—

Cost of sales
Cost of products	—	3,677,818	—	—
Rental expense	1,832,609	—	1,832,609	—
Total cost of sales	1,832,609	3,677,818	1,832,609	—

Gross profit	783,807	1,103,345	783,807	—

Interest income on sales-type leases	1,139,727	198,386	574,775	148,150
Total operating income	1,923,534	1,301,731	1,358,582	148,150

Operating expenses
General and administrative expenses	1,503,779	343,543	855,169	86,501
Total operating expenses	1,503,779	343,543	855,169	86,501

Income from operations	419,755	958,188	503,413	61,649

Non-operating income (expenses)
Investment income	1,604	—	1,604	—
Interestincome	14,846	104	758,124	59
Interest expense	(1,191,781)	—	(1,191,781)	—
Other income	—	208,909	(1,581)	208,909
Financial expense	(1,001)	(95)	(579)	—
Exchange loss	(80,445)	—	(69,256)	—
Total non-operating income (expenses)	(1,256,777)	208,918	(503,469)	208,968

Income (loss) before income tax	(837,022)	1,167,106	(56)	270,617

Incometax expense	368,498	211,593	317,551	51,436

Net income (loss) from continuing operations	(1,205,520)	955,513	(317,607)	219,181

Income from operations of discontinued component	—	23,105	—	—

Less: minority interest	56	—	29	—

Net income (loss)	(1,205,576)	978,618	(317,636)	219,181

Other comprehensive item
Foreign currency translation	1,110,475	(303,894)	1,035,750	40,098

Comprehensive Income (loss)	(95,101)	674,724	718,114	259,279

Basic weighted average shares outstanding	27,718,959	17,147,268	30,422,829	17,147,268
Diluted weighted average shares outstanding	32,639,681	17,147,268	34,602,018	17,147,268

Basic net earnings (loss) per share	(0.04)	0.06	(0.01)	0.01
Diluted net earnings (loss) per share	(0.04)	0.06	(0.01)	0.01

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE SIX MONTHS
	ENDED JUNE 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,205,576)	$978,618
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,000	—
Amortization of discount related to conversion feature of convertible note	1,212,329	—
Stock option compensation expense	632,444	—
Accrued interest on convertible notes	(20,548)	—
Minority interest	56	—
(Increase) decrease in current assets:
Account receivable	(843,015)	6,361
Gross investment on sales type leases	559,436	—
Advances to suppliers	—	688,311
Prepaid equipment rent	(9,213,073)
Other receivables	(22,193)	—
Inventory	—	(1,309,002)
Increase (decrease) in current liabilities:
Accounts payable	4,392,250	2,278,701
Unearned revenue	—	(7,776)
Advance from customers	—	(143,527)
Tax payable	267,704	254,109
Accrued liabilities and other payables	1,041,821	1,432,657

Net cash (used in) provided by operating activities	(3,193,365)	4,178,452

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in sales-type leases	—	(4,471,351)
Acquisition of property & equipment	(85,789)	(3,751)
Construction in progress	(5,613,063)	—

Net cash used in investing activities	(5,698,852)	(4,475,102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	9,032,258	—
Convertible notes	5,000,000	—
Repayment to management	(73,906)	—
Advance from shareholder	—	36,137

Net cash provided by financing activities	13,958,352	36,137

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	301,119	11,981

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	5,367,254	(248,532)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,634,340	252,125

CASH & CASH EQUIVALENTS, END OF PERIOD	7,001,594	3,593

Supplemental Cash flow data:
Income tax paid	105,433	35,281
Interest paid	—	—

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